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Exhibit 21



                        GTE CORPORATION AND SUBSIDIARIES
           Significant Subsidiaries of Registrant at December 31, 1998

                                                               Percent of Voting
                                                               Control Owned by
Company                                      Incorporated In   Direct Parent
--------------------------------------       ---------------   -----------------

GTE California Incorporated                    California            99.60
GTE Florida Incorporated                       Florida              100.00
GTE North Incorporated                         Wisconsin            100.00
GTE Northwest Incorporated                     Washington           100.00
GTE South Incorporated                         Virginia             100.00
GTE Southwest Incorporated                     Delaware             100.00
GTE Hawaiian Telephone Company Incorporated    Hawaii               100.00